Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form F-4 of our report dated March 29, 2024 (which includes an explanatory paragraph relating to the SK Growth Opportunities Corporation ability to continue as a going concern), relating to the financial statements of SK Growth Opportunities Corporation, appearing in the entity’s Annual Report on Form 10-K for the years ended 2023 and 2022. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

December 26, 2024